November 24, 2015

Securities and Exchange CommissionWashington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Centre American Select Equity Fund, Centre Global Select Equity Fund, Centre Active U.S. Treasury Fund, Centre Active U.S. Tax Exempt Fund (formerly, Managed Municipal Fund, Inc.), and Centre MultiAsset Real Return Fund (collectively, the Funds), under the date of November 24, 2015, we reported on the financial statements of the Funds as of and for the years ended September 30, 2015 and 2014. On November 10, 2015, we were notified that the Funds engaged Cohen Fund Audit Services Ltd. (Cohen) as its principal accountant for the year ending September 30, 2016 and that the auditorclient relationship with KPMG LLP will cease upon completion of the audit of the Funds’ financial statements as of and for the year ended September 30, 2015 and the issuance of our report thereon. We have read the Funds’ statements included under SubItem 77K of its Form NSAR dated November 24, 2015, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds’ statement that Cohen was engaged and approved by the Audit Committee and the Board of Trustees of the Trust.

Very truly yours,

/s/ KPMG LLP